Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Announces Termination of Put Rights on Senior Notes due 2014

CLEVELAND, Ohio - May 31, 2013 - Forest City Enterprises, Inc., (NYSE: FCEA and FCEB) today announced that it has given notice of its intention to terminate the put rights associated with its outstanding 3.625% Puttable Equity-Linked Senior Notes due 2014 (the “Notes”), in accordance with the terms of the Indenture, dated as of October 7, 2009, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as supplemented.
Holders may put their Notes to the Company at any time through June 20, 2013. Holders electing to put their Notes between May 31, 2013 and June 20, 2013, will receive 68.7758 shares of the Company's Class A common stock, par value $0.33-1/3 per share, per $1,000 principal amount of Notes put to the Company, together with a cash payment for interest payable on such Notes through October 14, 2013, and cash in lieu of fractional shares. As of May 31, 2013, there was $61,147,000 aggregate principal amount of the Notes outstanding.
About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.6 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using and investing in modular construction as a new construction methodology, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.